Chittenden Corporation
Consolidated Statements of Income (Unaudited)



                                           Three Months Ended March 31,

                                                1995           1994
                                             -----------    -----------
                                                   (In Thousands)

Interest Income:
  Interest on Loans                             $20,728        $16,011
  Investment Securities:
    Mortgage-Backed Securities                      562            553
    Taxable                                       2,542          2,062
    Tax-Favored Debt                                480            249
    Tax-Favored Equity                              185            196
  Short-Term Investments                            643            141
                                             -----------    -----------
Total Interest Income                            25,140         19,212
                                             -----------    -----------
Interest Expense:
  Deposits:
    Savings                                       5,163          2,965
    Time                                          4,990          3,515
                                             -----------    -----------
  Total Interest on Deposits                     10,153          6,480

  Short-Term Borrowings                             531            476
                                             -----------    -----------
Total Interest Expense                           10,684          6,956
                                             -----------    -----------
Net Interest Income                              14,456         12,256
Provision for Possible Loan Losses                  950          1,200
                                             -----------    -----------
Net Interest Income after Provision for
      Possible Loan Losses                       13,506         11,056
                                             -----------    -----------
Noninterest Income:
  Trust Department Income                         1,080          1,004
  Service Charges on Deposit Accounts             1,169          1,062
  Losses on Sales of Securities, Net                  -            (18)
  Mortgage Servicing Income                         494            512
  Gains on Sales of Mortgage Loans                  123            535
  Credit Card Income                              2,558          1,713
  Other                                           1,163            878
                                             -----------    -----------
Total Noninterest Income                          6,587          5,686
                                             -----------    -----------
Noninterest Expense:
  Salaries                                        4,488          4,270
  Employee Benefits                               1,675          1,563
  Net Occupancy Expense                           1,570          1,442
  FDIC Deposit Insurance                            593            592
  Other Real Estate Owned Income and Expense, Net  (137)           (95)
  Credit Card Expense                             1,752          1,089
  Other                                           3,324          2,829
                                             -----------    -----------
Total Noninterest Expense                        13,265         11,690
                                             -----------    -----------
Income Before Income Taxes                        6,828          5,052

Provision for Income Taxes                        2,186          1,667
                                             -----------    -----------
Net Income                                       $4,642         $3,385
                                             ===========    ===========
Earnings Per Share:

      Primary                                     $0.60          $0.42

      Fully Diluted                               $0.60          $0.42

  Dividends Declared Per Share                    $0.10          $0.08
  Book Value                                     $14.54         $12.68

Weighted Average Common Shares Outstanding    7,741,544      7,778,758

The accompanying notes are an integral part of these consolidated financial statements.